Unaudited
Old Point Financial Corporation
Consolidated Balance Sheet
Dollars in thousands, except per share data

Assets	30-Sep-03	30-Sep-02
Cash and due from banks	$14,133	$12,644
Interest bearing balances due from banks	$250	$307
Investments:
Securities available for sale, at market	152,786	101,192
Securities to be held to maturity	12,715	33,361
Trading Account Securities	0	0
Federal Funds Sold	3,699	20,886
Loans (total)	390,796	372,875
Less reserve for loan losses	4,860	4,539
Net loans	385,936	368,336
Bank Premises and Equipment	13,585	13,363
Other Real Estate Owned	190	1,496
Other Assets	12,762	10,534
Total Assets	$596,056	$562,119

Liabilities	30-Sep-03	30-Sep-02
Noninterest-bearing deposits	$98,836	$88,469
Savings deposits	167,480	150,060
Time Deposits	202,481	203,444
Total Deposits	468,797	441,973
Federal funds purchased and securities sold	22,107	24,327
under agreement to repurchase
Federal Home Loan Bank Advances	40,000	30,000
Interest-bearing demand notes issued to the	569	6,000
United States Treasury and other liabilities
for borrowed money
Other liabilities	3,243	2,917
Total Liabilities	534,716	505,217

Stockholders' Equity
Common stock, $5.00 par value	19,852	13,084
2003 2002
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,970,493 3,925,238
Surplus	12,261	10,953
Undivided profits	29,022	30,983
Unrealized gain/(loss) on securities	205	1,882
Total stockholders' equity	61,340	56,902

Total liabilities and stockholders' equity	$596,056	$562,119

Old Point Financial Corporation
Consolidated Statements of Earnings
Interest Income	3 Mos Ended	3 Mos Ended	9 Mos Ended	9 Mos Ended
	30-Sep-03	30-Sep-02	30-Sep-03	30-Sep-02
Interest and Fees on loans	$6,547	$6,934	$19,980	$20,357
Interest on federal funds sold	24	75	118	166
Interest on securities
Taxable	1,056	1,050	3,192	3,235
Exempt from Federal income tax	538	580	1,658	1,762
Total interest on securities	1,594	1,630	4,850	4,997
Interest on trading account	0	0	0	0
Total interest income	8,165	8,639	24,948	25,520

Interest Expense

Interest on savings deposits	235	408	820	1,234
Interest on time deposits	1,514	2,051	4,914	6,412
Interest on federal funds purchased and	51	99	170	299
securities sold under agreement to repurchase
Interest on Federal Home Loan Bank advances	512	437	1,512	1,200
Interest on demands notes (note balances)	4	8	12	23
issued to the United States Treasury and on
other borrowed money
Total Interest expense	2,316	3,003	7,428	9,168

Net Interest Income	5,849	5,636	17,520	16,352
Provision for loan losses	300	600	900	1,300

Net interest income after provision for loan	5,549	5,036	16,620	15,052
losses

Other Income

Income from fiduciary activities	604	603	1,673	1,701
Service charges on demand deposits	743	721	2,187	2,150
Other service charges, commissions and fees	274	247	950	816
Other operating income	285	214	777	619
Security gains(losses)	15	3	45	12
Trading account income	0	0	0	0
Total Other income	1,921	1,788	5,632	5,298

Other Expenses

Salaries and employee benefits	3,058	2,799	8,962	8,104
Occupancy expense of bank premises	310	284	920	854
Furniture and equipment expense	408	408	1,229	1,229
Other operating expenses	1,106	1,048	3,363	3,271
Total other expenses	4,882	4,539	14,474	13,458

Income before taxes	2,588	2,285	7,778	6,892
Applicable income taxes	624	554	1,920	1,691

Net Income	1,964	1,731	5,858	5,201

Per Share
Based on weighted average number of common	3,967,134	2,612,201	3,954,717	2,606,263
shares outstanding
Basic Earnings per share	$0.50	$0.44	$1.48	$1.33
Diluted Earnings per share	$0.48	$0.43	$1.44	$1.30
Cash Dividends Declared	$0.15	$0.12	$0.39	$0.33